Calculation of Filing Fee Tables
S-3
AMICUS THERAPEUTICS, INC.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	1	Equity	Common stock, $0.01 par value per share	415(a)(6)			$ 164,206,529.00			S-3	333-262987	02/22/2022	$ 18,096.00
			Total Offering Amounts:				$ 164,206,529.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	In accordance with Rule 415(a)(6) of the Securities Act of 1933, as amended (the "Securities Act"), the registrant is hereby including in this registration statement (the "Registration Statement") securities that were previously registered on the registration statement on Form S-3ASR, File No. 333-262987, filed with the SEC on February 24, 2022, pursuant to a prospectus supplement filed by the registrant on November 7, 2022, but that have not yet been sold by the registrant. Pursuant to Rule 415(a)(6), the fee previously paid by the registrant with respect to such unsold common shares continues to apply to such shares and no fees are due with respect to such shares. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall be deemed to cover any additional number of common shares as may be issued from time to time as a result of stock splits, stock dividends or similar transactions.